Exhibit 11

               CHIQUITA BRANDS INTERNATIONAL, INC.

            COMPUTATION OF EARNINGS PER COMMON SHARE
            (In thousands, except per share amounts)

                           (Unaudited)

                                        Quarter Ended March 31,
                                           1994           1993
A.  Primary earnings (loss) per common share
Income from continuing operations          $35,534        $27,530
Dividends on Series A Preferred Stock      (1,033)            --
Income from continuing operations
 available to common shares                34,501         27,530
Discontinued operations                        --             --
Income before extraordinary item           34,501         27,530
Extraordinary loss from prepayment of debt(22,840)            --
Net income used to calculate primary earnings
 per share                                 $11,661        $27,530

Shares used in calculation of per share data:
 Weighted average common and equivalent Series C
  preference shares outstanding            51,806         51,395
 Dilutive effect of assumed exercise of certain
    stock options and warrants              1,370            513
 Weighted average common shares used to
    calculate primary earnings (loss) per share           53,176
51,908

Primary earnings (loss) per common share:
 -  Continuing operations                  $  .65         $  .53
 -  Discontinued operations                    --             --
 -  Extraordinary loss                       (.43)            --
 -  Net income                             $  .22         $  .53

               CHIQUITA BRANDS INTERNATIONAL, INC.
            COMPUTATION OF EARNINGS PER COMMON SHARE
            (In thousands, except per share amounts)
                           (Unaudited)

                                        Quarter Ended March 31,
                                            1994           1993
B.  Fully diluted earnings (loss) per common share
Income from continuing operations available
 to common shares                          $34,501        $27,530
Add back dividends as a result of assumed
 conversion of Series A Preferred Stock     1,033             --
Additional income as a result of assumed
 conversion of convertible debentures          --             --
Income from continuing operations used to
 calculate fully diluted earnings per share               35,534
27,530
Discontinued operations                        --             --
Income before extraordinary item           35,534         27,530
Extraordinary loss from prepayment of debt
(22,840)                                       --
Net income used to calculate fully diluted
 earnings per share                        $12,694        $27,530

Shares used in calculation of per share data:

 Weighted average common shares used to
  calculate primary earnings (loss) per share             53,176
51,908
 Additional shares resulting from assumed exercise of
  options and assumed conversions of Series A Preferred
  Stock and convertible subordinated debentures           4,125--

 Weighted average common shares used to calculate
    fully diluted earnings (loss) per share               57,301
51,908

 Fully diluted earnings (loss) per common share:
  -                                        Continuing operations
$ .62                                      $  .53
  -                                        Discontinued
operations                                     --             --
  -                                        Extraordinary loss
(.40)                                          --
  -                                        Net income     $  .22
$ .53